Exhibit d.1.n

FOURTEENTH AMENDMENT

TO AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 16th day of November, 2020 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002, and amended as of October 21, 2004, July 29, 2005, July 13, 2007, March 10, 2008, June 22, 2009, January 1, 2010, June 25, 2010, May 8, 2017, March 6, 2018, December 1, 2018, May 5, 2019, June 12, 2019 and January 28, 2020 (the “Agreement”), by and between Virtus Equity Trust, a Delaware statutory trust (the “Trust”), and Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”), as follows:

1.	Virtus SGA New Leaders Growth Fund will become a series of the Trust (the “New Series”).

2.	Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect the addition of the New Series.

3.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement, as amended.

4.	This Amendment may be executed in any number of counterparts (including counterparts executed and/or delivered electronically) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, electronic signatures and signatures delivered and exchanged electronically shall be binding and effective to the same extent as original signatures.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers or other representatives.

VIRTUS EQUITY TRUST

By:	/s/ W. Patrick Bradley
Name: Title:	W. Patrick Bradley Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name: Title:	Francis G. Waltman Executive Vice President

SCHEDULE A

Series	Investment Advisory Fee

Virtus KAR Small-Cap Core Fund	0.75%
Virtus KAR Small-Cap Value Fund	0.70%

	1st $1 Billion	$1+ Billion through $2 Billion	$2+ Billion

Virtus KAR Equity Income Fund	0.75%	0.70%	0.65%
Virtus KAR Mid-Cap Core Fund	0.80%	0.75%	0.70%
Virtus KAR Global Quality Dividend Fund	0.75%	0.70%	0.65%
Virtus KAR Capital Growth Fund	0.70%	0.65%	0.60%
Virtus Tactical Allocation Fund	0.55%	0.50%	0.45%

	1st $400 Million	$400+ Million through $1 Billion	$1+ Billion

Virtus KAR Small-Cap Growth Fund	0.90%	0.85%	0.80%

	1st $500 Million	Over $500 Million

Virtus KAR Mid-Cap Growth Fund	0.80%	0.70%

	1st $1 Billion	$1+ Billion

Virtus KAR Small-Mid Cap Core Fund	0.75%	0.70%
Virtus SGA Emerging Markets Growth Fund	1.00%	0.95%
Virtus SGA Global Growth Fund	0.80%	0.75%
Virtus SGA New Leaders Growth Fund	0.80%	0.75%